Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen Inc., 800-353-1075, ext. 111

BULLETIN!	BULLETIN!	BULLETIN!

SuperGen will hold a telephone conference call Tuesday, November 4, 2003 at 4:30 p.m. (EST) / 1:30 p.m. (PST). Joseph Rubinfeld, Ph.D., Chairman and Chief Executive Officer; Edward Jacobs, Chief Operating Officer, Michael Molkentin, Chief Financial Officer, and James Manuso, Chief Executive Officer — Elect will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should dial 888-568-1647 at approximately 4:20 p.m. (EST) (international callers dial 303-957-1252). Those that do not wish to participate may listen to the live ‘web cast’ of the conference call by visiting www.supergen.com. Upon conclusion of the conference, an audio recording of the call will be available for 90 days via the web cast.

SuperGen reports third-quarter financial results

Quarterly revenue increased while net loss down 48 percent;
nine-months revenue up 27 percent as net loss falls 20 percent

DUBLIN, Calif., Nov. 4, 2003 — SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the third quarter and nine-months ended September 30, 2003.

Revenue for the third quarter 2003 was $4,419,000, an increase of $3,512,000, compared to $907,000 for the same period last year. The increase in revenue for the third quarter 2003 was primarily attributable to a combination of wholesaler demand and the timing of price increases relative to the anticancer compound Nipent® (pentostatin for injection). The net loss for the third quarter 2003 was $10,503,000, or $0.30 per share, a decrease of 48 percent, compared to $20,112,000, or $0.63 per share, for the third quarter 2002. The net loss for the third quarter 2003 includes $1,202,000 in interest expense and $4,589,000 in amortization of deemed discount on convertible debt, partially offset by the change in the valuation of derivative of $2,213,000. These amounts pertain to the $42,500,000 convertible debt proceeds raised in February and June 2003. The net loss in the third quarter 2002 included a non-operating charge of $8,354,000 that reflected an other than temporary decline in the value of the Company’s equity investment in AVI BioPharma. Loss from operations for the third quarter 2003 was $7,041,000, a decrease of 41 percent, compared to $12,017,000 for the same period last year.

Revenue for the nine-months ended September 30, 2003 was $10,748,000, an increase of 27 percent, compared to $8,446,000 for the same period last year. The net loss for the nine-months ended September 30, 2003 was $34,636,000, or $1.03 per share, a decrease of 20 percent, compared to $43,138,000, or $1.33 per share, for the same period last year. The net loss for the nine-months ended September 30, 2003 includes $2,812,000 in interest expense and $9,149,000 in amortization of deemed discount on convertible debt, partially offset by the change in the valuation of derivative of $3,970,000. These amounts pertain to the $42,500,000 convertible debt proceeds raised in February and June 2003. The net loss in the prior year nine-month period

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included a non-operating charge of $8,354,000 that reflected an other than temporary decline in the value of the Company’s equity investment in AVI BioPharma. Loss from operations for the nine-months ended September 30, 2003 was $27,014,000, a decrease of 25 percent, compared to $36,206,000 for the same period last year.

As of September 30, 2003, the Company reported cash, cash equivalents, marketable securities, investments and restricted cash and investments of $51,726,000 compared to $39,982,000 at December 31, 2002.

“The 2003 third quarter was a crowning period for the Company as we broke the $10 million mark in revenues for the first time in a nine month period,” said Dr. Joseph Rubinfeld, President and Chief Executive Officer of SuperGen. “Additionally, we are also seeing a positive impact from our ongoing cost-containment efforts. Operating expenses for the year are down nearly $7 million and we have reported significant reductions in both loss from operations and net loss. As we conclude the Dacogen™ (decitabine) Phase III study, we hope to see continued improvement in these important areas.”

“We are continuing to make forward progress on the New Drug Application for Orathecin™ (rubitecan) and we are absolutely determined to submit a package that can be fully acceptable to the FDA,” said Edward Jacobs, Chief Operating Officer of SuperGen. “Our Dacogen Phase III study in myelodysplastic syndrome is now fully accrued and we expect to start receiving preliminary data from this study by the end of the year.”

Highlights in the three-months ended September 30, 2003 include:

•                  Results of a Phase II clinical study of Dacogen, in patients with chronic myelogenous leukemia, was published in the August 1st issue of the journal Cancer. Of the 130 patients enrolled in the study, 55 achieved an overall objective response for an overall response rate of 43 percent. Toxicity was mainly hematological (grade 3-4 neutropenia 37 percent and grade 3 thrombocytopenia in 7 percent of patients).

•                  Limited Phase I data was reported at the 94th Annual Meeting of the American Association of Cancer Research supporting the theory behind the combination trial with the investigational drug Dacogen and carboplatin in cancer patients with advanced solid tumors. The data from the first four patients enrolled in the study suggest that reversal of DNA methylation is possible in some patients with solid tumors.

•                  Results of a Phase I/II clinical study of Dacogen, in patients with sickle cell anemia, was published in the journal Blood. The objective of the study was to test whether subcutaneously-administered Dacogen could safely reactivate fetal hemoglobin. Eight patients diagnosed with sickle cell anemia and resistant or intolerant to hydroxyurea (the current standard of care) were enrolled and each patient treated with Dacogen had increases in levels of fetal hemoglobin.

•                  Data from a Phase II study suggested that Nipent®, as part of a combination therapy, demonstrated activity with acceptable toxicity in patients with relapsed or unresponsive indolent (low-grade) non-Hodgkin’s lymphoma. Of the 30 patients enrolled in the study, ten achieved a complete response (33 percent) and eight achieved a partial response (27 percent) for an objective response rate of 60 percent. In addition, seven patients experienced stable disease (23 percent). The median duration of disease remission for the 18 patients with objective responses was 38 months.

•                  Data from two separate Phase II studies were presented by the principal investigators at the 2003 Pan Pacific Lymphoma Conference in Kohala Coast, Hawaii, suggesting that Nipent® as part of a combination therapy, is active in patients with low-grade, B-cell non-Hodgkin’s lymphoma. Objective response rates of 72 percent and 54 percent, respectively, were reported. Thirty eight percent of all patients experienced Grade 3 or 4 adverse events.

•                  Results from a clinical study published in the July issue of the Journal of Pediatric Hematology/Oncology suggested that Nipent is active in treating children diagnosed with chronic graft-versus-host disease refractory to standard therapy. Study researchers reported ‘considerable symptom response’ in each patient; an increased incidence of infection secondary to Nipent was not observed; and, no patient was permanently discontinued from Nipent subsequent to side effects.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of products intended to treat life-threatening diseases, particularly cancer. The Company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. This press release contains forward-looking statements, including statements regarding expectations regarding demand for Nipent and related revenues, the anticipated regulatory submission of an NDA for Orathecin for regulatory review, the expected conclusion of the Dacogen trial and NDA submission, and expectations regarding future revenue and operating and net income or loss. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but not limited to, risks and uncertainties related to conducting clinical trials and obtaining regulatory approval of products. For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the analysis of Orathecin data may take longer than currently anticipated due to its size and complexity, and the data may not support an FDA filing. Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. For other factors that may impact the Company’s performance, please see the risk factors detailed in our quarterly report on Form 10-Q for the quarter ended June 30, 2003. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Condensed consolidated statements of operations to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Net sales revenue	$4,419	$657	$10,691	$7,615
Other revenue	—	250	57	831
Total revenue	4,419	907	10,748	8,446

Operating expenses:
Cost of sales	1,023	161	3,362	2,627
Research and development	5,349	7,776	17,441	23,799
Selling, general, and administrative	5,088	4,987	16,959	18,226
Total operating expenses	11,460	12,924	37,762	44,652

Loss from operations	(7,041)	(12,017)	(27,014)	(36,206)

Interest income	116	259	369	1,422
Interest expense	(1,202)	—	(2,812)	—
Amortization of deemed discount on convertible debt	(4,589)	—	(9,149)	—
Other than temporary decline in value of investments	—	(8,354)	—	(8,354)
Change in valuation of derivative	2,213	—	3,970	—
Net loss	$(10,503)	$(20,112)	$(34,636)	$(43,138)
Basic and diluted net loss per common share	$(0.30)	$(0.63)	$(1.03)	$(1.33)
Weighted average shares used in basic and diluted net loss per common share	35,281	32,056	33,692	32,411

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30, 2003	December 31, 2002

Cash, cash equivalents, marketable securities, investments and restricted cash and investments	$51,726	$39,982

Total assets	$71,639	$57,333

Total stockholders’ equity	$39,888	$48,002